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Exhibit 21

MIDWEST GENERATION, LLC
LIST OF SUBSIDIARIES
As of December 31, 2005

Entity	Jurisdiction Of Organization
Midwest Finance Corp.	Delaware

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MIDWEST GENERATION, LLC LIST OF SUBSIDIARIES As of December 31, 2005